Registration Statement No. 333-264388

Filed Pursuant to Rule 433

BMO Bank N.A. Certificates of Deposit Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Subject to Completion

Preliminary Terms Supplement dated September 5, 2024

Terms Supplement dated September [ ], 2024 to Disclosure Statement No. WF1 dated June 26, 2024

The final terms of the CDs will be determined on the pricing date and will be set forth in the final terms supplement which will be delivered to you after the pricing date.

Investment Overview

■	Linked to a weighted basket comprised of the SPDR® S&P 500® ETF Trust (50%), the iShares® Russell 2000 ETF (15%), the iShares® MSCI EAFE ETF (15%), the iShares® MSCI Emerging Markets ETF (10%) and the Vanguard® Real Estate ETF (10%)
■	Potential for a market linked interest payment at maturity based on the percentage increase, if any, in the level of the Basket from the starting level to the average ending level. The maturity payment amount will reflect the following terms:

■	If the average ending level is greater than the starting level, you will receive the deposit amount plus a market linked interest payment equal to at least 100% (to be determined on the pricing date) of the percentage increase in the level of the Basket from the starting level to the average ending level

■	If the average ending level is less than or equal to the starting level, you will receive the deposit amount, but you will not receive any market linked interest payment
■	Average ending level of the Basket based on the average of the fund closing prices of the basket components on specified dates occurring quarterly during the term of the CDs
■	Repayment of the deposit amount at maturity regardless of the performance of the Basket
■	No periodic interest payments or dividends
■	Early withdrawal of a CD will only be available in the event of death or adjudication of incompetence of a beneficial owner of a CD; see "General Terms of the CDs—Additions and Withdrawals" in the accompanying disclosure statement
■	Each CD has a deposit amount and issue price of $1,000

On the date of this preliminary terms supplement, the estimated initial value of the CDs is $936.10 per CD. The estimated initial value of the CDs on the pricing date may differ from this value but will not be less than $880.00 per CD. However, as discussed in more detail in this terms supplement, the actual value of the CDs at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Value of the CDs" in this terms supplement.

The CDs have complex features and investing in the CDs involves risks not associated with an investment in conventional certificates of deposit. See "Selected Risk Considerations" beginning on page TS-8 herein and "Risk Factors" beginning on page DS-6 of the accompanying disclosure statement.

The deposit amount of a CD is insured by the Federal Deposit Insurance Corporation (the "FDIC"), subject to applicable FDIC insurance limits. As discussed in the accompanying disclosure statement, the FDIC standard maximum deposit insurance amount (the "MDIA") is $250,000 per depositor per insured bank. The CDs are eligible for FDIC insurance up to $250,000 for deposits held in the same ownership category (for example, individual accounts are insured separately from joint accounts, self-directed retirement accounts and/or revocable trust accounts). The FDIC has taken the position that any payment that has not yet been ascertained and become due, which would include any market linked interest payment that has not yet been ascertained and become due and any secondary market premium paid by you above the deposit amount of the CDs, is not insured by the FDIC. See "Deposit Insurance" in the accompanying disclosure statement. Any deposit amount of a CD that exceeds the applicable FDIC insurance limits, as well as any amounts payable under the CDs that are not insured by FDIC insurance, are subject to our creditworthiness. See "Selected Risk Considerations—The CDs Are Subject To The Credit Risk Of BMO Bank."

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Terms of the CDs

Issuer:	BMO Bank N.A. ("BMO Bank" or the "Bank").
Market Measure:	A basket (the “Basket”) comprised of the following weighted basket components, with the weightings in the Basket noted parenthetically: the SPDR® S&P 500® ETF Trust (50%), the iShares® Russell 2000 ETF (15%), the iShares® MSCI EAFE ETF (15%), the iShares® MSCI Emerging Markets ETF (10%) and the Vanguard® Real Estate ETF (10%) (each, a “basket component” and together, the “basket components”). Each basket component is a “Fund” for purposes of the accompanying disclosure statement.
Pricing Date*:	September 27, 2024.
Issue Date*:	October 2, 2024.
Issue Price:	100% of the deposit amount.
Deposit Amount:	$1,000 per CD. References in this terms supplement to a "CD" are to a CD with a deposit amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per CD in U.S. dollars equal to the maturity payment amount. The "maturity payment amount" per CD will equal:

•   if the average ending level is greater than the starting level: $1,000 plus a "market linked interest payment" equal to: $1,000 × average basket return × upside participation rate; or

•   if the average ending level is less than or equal to the starting level: $1,000

Stated Maturity Date*:	January 2, 2029, subject to postponement. The CDs are not subject to redemption by BMO Bank prior to the stated maturity date.
Starting Level:	The “starting level” is 100.00.
Average Ending Level:	The “average ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the average component return of the SPDR® S&P 500® ETF Trust; (B) 15% of the average component return of the iShares® Russell 2000 ETF; (C) 15% of the average component return of the iShares® MSCI EAFE ETF; (D) 10% of the average component return of the iShares® MSCI Emerging Markets ETF; and (E) 10% of the average component return of the Vanguard® Real Estate ETF (10%)
Average Component Return:

The “average component return” of a basket component will be equal to:

average component price – initial component price

initial component price

where,

•   the “initial component price” will be the fund closing price of that basket component on the pricing date; and

•   the “average component price” will be the arithmetic average of the fund closing prices of that basket component on the calculation days.

The initial component price of each basket component will be set forth in the final pricing supplement relating to the CDs.

Average Basket Return:	The "average basket return" is the percentage change from the starting level to the average ending level, calculated as follows: average ending level – starting level starting level
Fund Closing Price:	With respect to each basket component, the fund closing price, closing price and adjustment factor have the meanings set forth under "General Terms of the CDs — Certain Terms for CDs Linked to a Fund — Certain Definitions” in the accompanying disclosure statement.
Upside Participation Rate:	The "upside participation rate" will be determined on the pricing date and will be at least 100%.
Calculation Days*:	Quarterly, on the 27th day of each March, June, September and December, commencing December 2024 and ending September 2028, and the final calculation day, each subject to postponement as described below under "—Market Disruption Events and Postponement Provisions." We refer to December 27, 2028 as the “final calculation day.”

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days and the stated maturity date, see "General Terms of the CDs—Consequences of a Market Disruption Event; Postponement of a Calculation Day—CDs Linked to Multiple Market Measures" and "—Payment Dates" in the accompanying disclosure statement. In addition, for information regarding the circumstances that may result in a market disruption event, see "General Terms of the CDs—Certain Terms for CDs Linked to a Fund—Market Disruption Events" in the accompanying disclosure statement.

Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the CDs, see "United States Federal Tax Considerations."
Calculation Agent:	BMO Capital Markets Corp. ("BMOCM")
Placement Fee:

The CDs will be distributed through Wells Fargo Securities, LLC ("WFS") and Wells Fargo Advisors ("WFA") (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). WFS will receive a placement fee of up to 4.325% of the aggregate deposit amount of the CDs sold. Of that placement fee, WFA may receive a selling concession of 2.75% of the aggregate deposit amount of the CDs that WFA sells. In addition to the selling concession received by WFA, WFA may also receive out of the placement fee a distribution expense fee of $0.75 for each $1,000 deposit amount of a CD WFA sells. In addition, with respect to certain CDs sold in this offering, BMOCM or one of its affiliates may pay a fee of up to $3.00 per $1,000 deposit amount of a CD to selected dealers in consideration for marketing and other services in connection with the distribution of the CDs to other dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the CDs. If WFS or any other broker participating in the distribution of the CDs or any of their affiliates conduct hedging activities for us in connection with the CDs, that broker or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to the placement fee and any other fee received in connection with the sale of the CDs to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	05610LNF7
________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the CDs remains the same.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Additional Information About the CDs

You should read this terms supplement together with the disclosure statement No. WF1 dated June 26, 2024 for additional information about the CDs. To the extent that disclosure in this terms supplement is inconsistent with the disclosure in the disclosure statement, the disclosure in this terms supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the disclosure statement.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Estimated Value of the CDs

Our estimated initial value of the CDs on the date of this preliminary terms supplement, and that will be set forth on the cover page of the final terms supplement relating to the CDs, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the CDs, valued using our internal funding rate for CDs; and

•	one or more derivative transactions relating to the economic terms of the CDs.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the CDs on the pricing date will be determined based on market conditions at that time.

For more information about the estimated initial value of the CDs, see "Selected Risk Considerations" below.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Investor Considerations

The CDs are not appropriate for all investors. The CDs may be an appropriate investment for investors who:

▪	seek exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

□	participating at least 100% (to be determined on the pricing date) in the percentage increase, if any, in the level of the Basket from the starting level to the average ending level, where the average ending level is based on the average of the fund closing prices of the basket components on specified dates occurring quarterly during the term of the CDs; and

□	providing for the repayment of the deposit amount at maturity regardless of the performance of the Basket;

▪	understand that if the average ending level of the Basket is not greater than the starting level, they will not receive any market linked interest payment on the CDs;

▪	understand that early withdrawal will only be available in the event of death or adjudication of incompetence of a beneficial owner of a CD;

▪	are willing to forgo periodic interest payments on the CDs and dividends on the shares of the basket components and the securities held by the basket components; and

▪	are willing to hold the CDs until maturity.

The CDs may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the CDs to maturity;

▪	seek certainty of receiving a positive return on their investment;

▪	seek exposure to the upside performance of the Basket as measured solely from the pricing date to a date near stated maturity;

▪	are unwilling to purchase CDs with an estimated value as of the pricing date that is lower than the issue price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income;

▪	are unwilling to accept the risk of exposure to the Basket;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the CDs;

▪	are unwilling to accept the credit risk of BMO Bank, to the extent their investment exceeds applicable FDIC insurance limits or in respect of any amounts not insured by FDIC insurance, in order to obtain exposure to the Basket generally or to the exposure to the Basket that the CDs provide specifically; or

▪	prefer the lower risk of conventional interest-bearing certificates of deposit with comparable maturities issued by a bank with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the CDs are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the CDs in light of your particular circumstances. You should also review carefully the "Selected Risk Considerations" herein and the "Risk Factors" in the accompanying disclosure statement for risks related to an investment in the CDs. For more information about the basket components, please see the section titled " “Information About The Basket Components” below.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per CD (the maturity payment amount) calculated as follows:

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Selected Risk Considerations

The CDs have complex features and investing in the CDs will involve risks not associated with an investment in conventional certificates of deposit. Some of the risks that apply to an investment in the CDs are summarized below, but we urge you to read the more detailed explanation of the risks relating to the CDs generally in the "Risk Factors" section of the accompanying disclosure statement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the CDs in light of your particular circumstances.

Risks Relating To The CDs Generally

You May Not Receive Any Market Linked Interest Payment On The CDs.

You will receive a market linked interest payment on the CDs only if the average ending level of the Basket is greater than the starting level. Because the level of the Basket will be subject to market fluctuations, the average ending level may be less than the starting level, in which case the maturity payment amount will only be the deposit amount of your CDs. Even if the average ending level is greater than the starting level, the market linked interest payment you receive at stated maturity and your yield on the CDs may be less than the yield you would earn if you bought a traditional interest-bearing certificate of deposit of BMO Bank or another issuer with a similar credit rating with the same stated maturity date. In addition, the FDIC has taken the position that any market linked interest payment that has not yet been ascertained and become due and any secondary market premium paid by you in excess of the deposit amount is not insured by the FDIC.

The Potential For A Market Linked Interest Payment On The CDs On The Stated Maturity Date Is Based On The Average Performance Of The Basket Components During The Term Of The CDs, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Starting Level To Its Level At Or Near the Stated Maturity Date.

The potential for a market linked interest payment on the CDs on the stated maturity date is based on the average ending level, which will be calculated by reference to an average of the fund closing prices of the basket components on calculation days occurring quarterly over the term of the CDs. The average ending level, as so calculated, may be less than the level of the Basket at or near the stated maturity date. If the average ending level is less than the level of the Basket at or near the stated maturity date, the average performance of the Basket that is measured for purposes of the CDs will be less favorable than the performance of the Basket as measured from its starting level to its level at or near the stated maturity date, which we refer to as its “point-to-point” performance. As a result, the return on the CDs may underperform the point-to-point performance of the Basket and, therefore, may underperform the return that would have been achieved on a direct investment in the securities held by the basket components held over the term of the CDs.

For example, if the level of the Basket increases at a more or less steady rate over the term of the CDs, the average ending level will be less than the level of the Basket at or near the stated maturity date, and the average performance of the Basket as measured for purposes of the CDs will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the level of the Basket later in the term of the CDs. In addition, because of the way the average ending level is calculated, it is possible that you will not receive any market linked interest payment on the stated maturity date even if the level of the Basket at or near the stated maturity date is significantly greater than the starting level. One scenario in which this may occur is when the level of the Basket declines early in the term of the CDs and increases significantly later in the term of the CDs. You should not invest in the CDs unless you understand and are willing to accept the return characteristics associated with the averaging feature of the CDs.

Changes In The Prices Of The Basket Components May Offset Each Other.

Changes in the prices of the basket components may not correlate with each other. Even if the average component price of a basket component increases, the average component price of the other basket components may not increase as much or may even decline. Therefore, in calculating the average ending level of the Basket, an increase in the average component price of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the average component prices of the other basket components.

TS-8

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Our Insolvency May Result In Early Payment Of Your CDs.

If the FDIC is appointed as conservator or receiver for us, the FDIC is authorized to disaffirm or repudiate any contract to which we are a party, the performance of which is determined to be burdensome, and the disaffirmance or repudiation of which is determined to promote the orderly administration of our affairs. It is very likely that for this purpose that deposit obligations, such as the CDs, are "contracts" within the meaning of the foregoing, and that the CDs could be repudiated by the FDIC in its capacity as conservator or receiver of us. As a result of any such repudiation, a holder of the CDs could be required to make a claim against the FDIC for the deposit amount of the CDs and follow the FDIC's claims procedures, which may result in a delay in receiving payment, or the FDIC as conservator or receiver could also transfer the CDs to another insured depository institution, without approval or consent of the holder of the CDs. A transferee depository institution would likely be permitted to offer holders of the CDs the choice of (i) repayment of the deposit amount of the CDs or (ii) less favorable terms. If a CD is paid off prior to maturity, either by a transferee depository institution or the FDIC, you may be unable to reinvest the funds at the same anticipated rate of return as the rate on the original CD. In any case, no claim would likely be available for any secondary market premium paid by you above the deposit amount, any market linked interest payment that has not yet been ascertained and become due or other damages such as lost profit or opportunity.

You Do Not Have The Right To Withdraw The Deposit Amount Of A CD Prior To The Stated Maturity Date.

When you purchase a CD, you agree with us to keep your funds on deposit for the term of the CD, and you will not have the right to withdraw any portion of the deposit amount prior to the stated maturity date. Therefore, you should not rely on the possibility of early withdrawal for gaining access to your funds prior to the stated maturity date. In the event of your death or adjudication of incompetence, the deposit amount of your CDs may be withdrawn before the stated maturity date without an early withdrawal penalty.

For purposes of an early withdrawal upon an investor's death or adjudication of incompetence, the issuer will limit the combined aggregate deposit amount of (i) these CDs and (ii) any other CDs of the issuer subject to this withdrawal to the FDIC insurance coverage amount applicable to each insurable capacity in which the CDs are held.

You Will Be Required To Recognize Taxable Income On The CDs Prior To Maturity.

If you are a U.S. Holder of a CD, you will be required to recognize taxable interest income in each year that you hold the CD, even though you will not receive any payment in respect of the CD prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this preliminary terms supplement entitled "United States Federal Tax Considerations."

The CDs Are Subject To The Credit Risk Of BMO Bank.

The CDs are our deposit obligations and are not, either directly or indirectly, an obligation of any third party. Any deposit amount of a CD that exceeds the applicable FDIC insurance limits, as well as any amounts payable under the CDs that are not insured by FDIC insurance, are subject to our creditworthiness, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the CDs and, in the event we were to default on our obligations under the CDs, you may not receive any amounts owed to you under the terms of the CDs in excess of the amounts covered by the applicable FDIC insurance. See "Deposit Insurance" in the accompanying disclosure statement.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

TS-9

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Risks Relating To The Estimated Value Of The CDs And Any Secondary Market

The Estimated Value Of The CDs On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Issue Price.

Our initial estimated value of the CDs is only an estimate, and is based on a number of factors. The original offering price of the CDs may exceed our initial estimated value, because costs associated with offering, structuring and hedging the CDs are included in the issue price, but are not included in the estimated value. These costs include (i) the placement fees and/or any other fees (if any), (ii) the projected profit that we and our affiliates and/or WFS and its affiliates expect to realize for assuming risks inherent in hedging our obligations under the CDs and (iii) hedging and other costs relating to the offering of the CDs, including the costs of FDIC insurance. The initial estimated value may be as low as the amount indicated on the cover page of this terms supplement.

The Terms Of The CDs Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the CDs, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the CDs are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The CDs Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The CDs From You In The Secondary Market.

Our initial estimated value of the CDs as of the date of this preliminary terms supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components and dividend rates and interest rates. Different pricing models and assumptions, including those used by the WFS, its affiliates or other market participants, could provide values for the CDs that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the CDs could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this terms supplement. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the CDs from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your CDs in any secondary market at any time.

WFS has advised us that if it or any of its affiliates makes a secondary market in the CDs at any time, the secondary market price offered by it or any of its affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it or any of its affiliates makes a secondary market in the CDs at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by it or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the CDs that are included in their issue price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. WFS has advised us that, if you hold the CDs through an account with WFS or any of its affiliates, WFS expects that this increase will also be reflected in the value indicated for the CDs on your brokerage account statement. If you hold your CDs through an account at a broker-dealer other than WFS or any of its affiliates, the value of the CDs on your brokerage account statement may be different than if you held your CDs at WFS or any of its affiliates.

The Value Of The CDs Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the CDs prior to stated maturity will be affected by the then-current level of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the "derivative component factors," and which are described in more detail in the accompanying disclosure statement, are expected to affect the value of the CDs: performance of the Basket; interest rates; volatility of the Basket; correlation between basket components; time remaining to maturity; and dividend yields on the securities held by the basket components. When we refer to the "value" of your CDs, we mean the value you could receive for your CDs if you are able to sell them in the open market before the stated maturity date.

TS-10

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

In addition to the derivative component factors, the value of the CDs will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the CDs attributable to another factor, such as a change in the level of the Basket. Because numerous factors are expected to affect the value of the CDs, changes in the level of the Basket may not result in a comparable change in the value of the CDs.

The CDs Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The CDs To Develop.

The CDs will not be listed or displayed on any securities exchange or any automated quotation system. Although we, WFS or a broker and/or our respective affiliates may purchase the CDs from holders, we, WFS or a broker and/or our respective affiliates are not obligated to do so and are not required to make a market for the CDs. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the CDs, the price at which you may be able to sell your CD is likely to depend on the price, if any, at which the broker is willing to buy your CDs. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your CDs prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the CDs to stated maturity.

Risks Relating To The Basket Components

An Investment In CDs Linked To IWM And VNQ Is Subject To Risks Associated With An Investment In Stocks With A Small Market Capitalization.

The value of your CDs is linked, in part, to the IWM and the VNQ that are composed, in whole or in part, of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share prices of the IWM and the VNQ may be more volatile than that of a market measure that does not track any small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An Investment In CDs Linked To EFA and EEM Is Subject To Risks Relating To Non-U.S. Securities Markets.

Because foreign companies or foreign equity securities represented by the EFA and the EEM are publicly traded in the applicable foreign countries and are denominated in non-U.S. currencies, an investment in the CDs involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

An Investment In CDs Linked To EEM Is Subject To Risks Associated With Emerging Markets.

Investments in CDs linked directly or indirectly to emerging market equity securities, such as the securities held by the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the CDs are susceptible, before making a decision to invest in the CDs.

TS-11

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

The CDs Are Subject To Exchange Rate Risks.

The share prices of the EFA and the EEM will fluctuate based in large part upon their respective net asset values, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EFA and EEM are traded. Accordingly, investors in the CDs will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EFA and the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EFA and the EEM will be adversely affected and the price of the EFA and the EEM, and consequently, the market value of the CDs may decrease.

An Investment In CDs Linked To VNQ Is Subject To Risks Associated With The Real Estate Industry.

An investment in CDs linked to VNQ is subject to risks associated with the real estate industry because the underlying index of VNQ is concentrated in real estate investment trusts (“REITs”). Accordingly, the VNQ may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business.

An Investment In CDs Linked To VNQ Is Subject To Risks Associated With REITs.

An investment in CDs linked to VNQ is subject to risks associated with REITs because the underlying constituents of VNQ are comprised of REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs are not direct investments in real estate; however, they are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the VNQ: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitations on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components, And Therefore The CDs Are Subject To Certain Risks, As Discussed In More Detail In The Accompanying Disclosure Statement.

•	Investing In The CDs Is Not The Same As Investing In The Basket Components. Investing in the CDs is not equivalent to investing in the basket components or the securities held by the basket components. As an investor in the CDs, your return will not reflect the return you would realize if you actually owned and held the securities held by the basket components for a period similar to the term of the CDs because you will not receive any dividend payments, distributions or any other payments paid on those CDs. As a holder of the CDs, you will not have any voting rights or any other rights that holders of the securities held by the basket components would have. In addition, the potential for a market linked interest payment on the CDs on the stated maturity date is based on the average ending level, which may be less than the level of the Basket at or near the stated maturity date.

•	Historical Prices Of The Basket Components Should Not Be Taken As An Indication Of Their Future Performance During The Term Of The CDs.

•	Changes That Affect The Basket Components or the Fund Underlying Indices May Adversely Affect The Value Of The CDs And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Basket Components.

•	We And Our Affiliates Have No Affiliation With The Sponsors of the Basket Components or the Sponsors of the Fund Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

TS-12

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With A Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Broker Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any broker participating in the distribution of the CDs, which we refer to as a "participating broker," are potentially adverse to your interests as an investor in the CDs. In engaging in certain of the activities described below and as discussed in more detail in the accompanying disclosure statement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the CDs, and in so doing they will have no obligation to consider your interests as an investor in the CDs. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the CDs.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the CDs. BMOCM, which is our affiliate, will be the calculation agent for the CDs. As calculation agent, BMOCM will determine any prices of the basket components and the Basket and make any other determinations necessary to calculate any payments on the CDs. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the CDs. See the sections entitled "General Terms of the CDs— Certain Terms for CDs Linked to a Fund—Market Disruption Events" and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying disclosure statement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the CDs, and our determinations as calculation agent may adversely affect your return on the CDs.

•	The estimated value of the CDs was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating broker or its affiliates may be inconsistent with an investment in the CDs and may adversely affect the prices of the basket components.

•	Business activities of us or our affiliates or any participating broker or its affiliates with the companies whose securities are held by the basket components may adversely affect the prices of the basket components.

•	Hedging activities by us or our affiliates or any participating broker or its affiliates may adversely affect the prices of the basket components.

•	Trading activities by us or our affiliates or any participating broker or its affiliates may adversely affect the prices of the basket components.

•	A participating broker or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to the placement fee and/or other fee, creating a further incentive for the participating broker to sell the CDs to you.

TS-13

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a $1,000 deposit amount CD on a hypothetical offering of CDs under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component price. The hypothetical initial component price of $100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component price of any basket component. The actual initial component price for each basket component will be determined on the pricing date and will be set forth under "Terms of the CDs" above in the final terms supplement. For historical data regarding the actual closing prices of the basket components, see the historical information set forth herein. The return table and examples below assume that an investor purchases the CDs for $1,000 per CD. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return and APY will depend on the actual terms of the CDs. In order to more clearly present the hypothetical movements of the Basket, the graphs accompanying the hypothetical calculations use different scales for the fund closing price on the vertical axis.

Hypothetical Upside Participation Rate:	100.00% (the lowest possible participation rate that may be determined on the pricing date)
Hypothetical Initial Component Price:	For each basket component, $100.00
Starting Level:	100.00

Hypothetical Returns

Hypothetical average ending level	Hypothetical average basket return(1)	Hypothetical maturity payment amount per CD	Hypothetical pre-tax total rate of return(2)	Hypothetical annual percentage yield (APY)
175.00	75.00%	$1,750.00	75.00%	14.06%
150.00	50.00%	$1,500.00	50.00%	10.00%
140.00	40.00%	$1,400.00	40.00%	8.23%
130.00	30.00%	$1,300.00	30.00%	6.36%
120.00	20.00%	$1,200.00	20.00%	4.38%
110.00	10.00%	$1,100.00	10.00%	2.27%
105.00	5.00%	$1,050.00	5.00%	1.15%
100.00	0.00%	$1,000.00	0.00%	0.00%
97.50	-2.50%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
60.00	-40.00%	$1,000.00	0.00%	0.00%
50.00	-50.00%	$1,000.00	0.00%	0.00%
25.00	-75.00%	$1,000.00	0.00%	0.00%
0.00	-100.00%	$1,000.00	0.00%	0.00%

(1)	The average basket return is equal to the percentage change from the starting level to the average ending level (i.e., the average ending level minus the starting level, divided by the starting level).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per CD to the deposit amount of $1,000.

TS-14

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Hypothetical Examples

Example 1. The basket components generally appreciate earlier in the term of the CDs and depreciate later in the term of the CDs, and the maturity payment amount is greater than the deposit amount:

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

TS-16

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF	iShares® MSCI Emerging Markets ETF	Vanguard® Real Estate ETF
Hypothetical initial component price:	$100.00	$100.00	$100.00	$100.00	$100.00
Hypothetical average component price:	$110.00	$103.00	$109.00	$108.00	$116.00
Hypothetical average component return:	10.00%	3.00%	9.00%	8.00%	16.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × 10.00%) + (15% × 3.00%) + (15% × 9.00%)] + (10% × 8.00%)] + (10% × 16.00%)] = 109.20

Therefore, the average basket return would be equal to 9.20%.

Because the hypothetical average ending level is greater than the starting level, the maturity payment amount per CD would be equal to the deposit amount of $1,000 plus a market linked interest payment equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 9.20% × 100.00%

= $92.00

On the stated maturity date, you would receive $1,092.00 per CD.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components increase early in the term of the CDs, remain consistently above their respective initial component prices for a significant period of time and then decrease to prices below their average component prices near maturity of the CDs.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Example 2. The basket components generally appreciate over the term of the CDs, and the maturity payment amount is greater than the deposit amount:

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

TS-19

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF	iShares® MSCI Emerging Markets ETF	Vanguard® Real Estate ETF
Hypothetical initial component price:	$100.00	$100.00	$100.00	$100.00	$100.00
Hypothetical average component price:	$120.00	$122.00	$115.00	$113.00	$110.00
Hypothetical average component return:	20.00%	22.00%	15.00%	13.00%	10.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × 20.00%) + (15% × 22.00%) + (15% × 15.00%)] + (10% × 13.00%)] + (10% × 10.00%)] = 117.85

Therefore, the average basket return would be equal to 17.85%.

Because the hypothetical average ending level is greater than the starting level, the maturity payment amount per CD would be equal to the deposit amount of $1,000 plus a market linked interest payment equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 17.85% × 100.00%

= $178.50

On the stated maturity date, you would receive $1,178.50 per CD.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components steadily increase over the term of the CDs, resulting in fund closing prices near maturity that are greater than the average component prices.

TS-20

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Example 3. The basket components generally depreciate earlier in the term of the CDs and appreciate later in the term of the CDs, and the maturity payment amount is equal to the deposit amount:

TS-21

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

TS-22

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF	iShares® MSCI Emerging Markets ETF	Vanguard® Real Estate ETF
Hypothetical initial component price:	$100.00	$100.00	$100.00	$100.00	$100.00
Hypothetical average component price:	$95.00	$95.00	$92.00	$94.00	$93.00
Hypothetical average component return:	-5.00%	-5.00%	-8.00%	-6.00%	-7.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × -5.00%) + (15% × -5.00%) + (15% × -8.00%)] + (10% × -6.00%)] + (10% × -7.00%)] = 94.25

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per CD would equal the deposit amount and you would not receive any market linked interest payment.

On the stated maturity date, you would receive $1,000.00 per CD.

This example illustrates a scenario in which the averaging feature results in no market linked interest payment at maturity, even though the fund closing prices of the basket components on a date near maturity are greater than the starting level. In this scenario, the fund closing prices of the basket components decrease early in the term of the CDs, remain consistently below their respective initial component prices for a significant period of time and then increase later in the term of the CDs.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Example 4. The basket components generally depreciate over the term of the CDs, and the maturity payment amount is equal to the deposit amount:

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

TS-25

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF	iShares® MSCI Emerging Markets ETF	Vanguard® Real Estate ETF
Hypothetical initial component price:	$100.00	$100.00	$100.00	$100.00	$100.00
Hypothetical average component price:	$55.00	$70.00	$45.00	$78.00	$90.00
Hypothetical average component return:	-45.00%	-30.00%	-55.00%	-22.00%	-10.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × -45.00%) + (15% × -30.00%) + (15% × -55.00%)] + (10% × -22.00%)] + (10% × -10.00%)] = 61.55

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per CD would equal the deposit amount and you would not receive any market linked interest payment.

On the stated maturity date, you would receive $1,000.00 per CD.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Example 5. Four basket components generally appreciate over the term of the CDs and one basket component generally depreciates over the term of the CDs, and the maturity payment amount is equal to the deposit amount:

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

TS-28

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF	iShares® MSCI Emerging Markets ETF	Vanguard® Real Estate ETF
Hypothetical initial component price:	$100.00	$100.00	$100.00	$100.00	$100.00
Hypothetical average component price:	$55.00	$115.00	$120.00	$118.00	$118.00
Hypothetical average component return:	-45.00%	15.00%	20.00%	18.00%	18.00%

Based on the average component returns set forth above, the average ending level would equal:

100 × [1 + (50% × -45.00%) + (15% × 15.00%) + (15% × 20.00%)] + (10% × 18.00%)] + (10% × 18.00%)] = 86.35

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per CD would equal the deposit amount and you would not receive any market linked interest payment.

On the stated maturity date, you would receive $1,000.00 per CD.

Changes in the prices of the basket components may not correlate with each other. Even if the average component price of a basket component increases, the average component price of the other basket components may not increase as much or may even decline. In this scenario, one basket component generally appreciates over the term of the CDs and the other basket components generally depreciate over the term of the CDs, resulting in an average ending level that is less than the initial ending level. As a result, you would only receive $1,000.00 per CD.

TS-29

Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Hypothetical Historical Performance of the Basket

The basket will represent a weighted portfolio of the five basket components, with the return of each basket component having the weighting percentage set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the level of the Basket does not exist, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2019 to August 30, 2024, assuming that the Basket was constructed on January 1, 2019 with a starting level of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing prices used in the graph below from Bloomberg Finance L.P., without independent verification.

The levels of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending level of the Basket will be determined. The level of the Basket depicted on any date in the graph below is based on the closing price of each basket component on that date (relative to its closing price on January 1, 2019). By contrast, the average ending level of the Basket will be calculated based on the average of closing prices of the basket components on calculation days occurring quarterly during the term of the CDs (relative to the closing prices of the basket components on the pricing date).

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the CDs, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Basket during any period shown below is not an indication that the average basket return is more likely to be positive or negative during the term of the CDs. The hypothetical historical levels do not give an indication of future levels of the Basket.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Information About The Basket Components

We have derived the following information regarding the basket components and their fund underlying indices from publicly available documents published by State Street Global Advisors, as to the SPY, BlackRock Fund Advisors (“BFA”), as to the IWM, EFA and EEM, and The Vanguard Group, Inc., as to the VNQ, and the sponsors of the fund underlying indices. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any basket component, and no basket component will have any obligations with respect to the CDs. This terms supplement relates only to the CDs and does not relate to the shares of the basket components or any assets included in the fund underlying indices. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the basket components in connection with the offering of the CDs. There can be no assurance that all events occurring prior to the date of this terms supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any basket component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of its shares on the calculation days and therefore could affect the payment at maturity.

Each of the basket components files documents with the SEC under the Investment Company Act. Those filings may be found on the SEC’s website, www.sec.gov. However, none of those filings shall be deemed to be included or incorporated by reference in this document.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

SPDR® S&P 500® ETF Trust

Historical Information

We obtained the closing prices of the SPDR® S&P 500® ETF Trust in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the SPDR® S&P 500® ETF Trust for the period from January 1, 2019 to August 30, 2024. The closing price on August 30, 2024 was $563.68. The historical performance of the SPDR® S&P 500® ETF Trust should not be taken as an indication of the future performance of the SPDR® S&P 500® ETF Trust during the term of the CDs.

SPDR® S&P 500® ETF Trust Daily Closing Prices

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

SPDR® S&P 500® ETF Trust ("SPY")

The SPDR® S&P 500® ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index (the "SPX"). Shares of the SPDR® S&P 500® ETF Trust are listed on The Nasdaq Stock Market, Inc. under the symbol “SPY.” The SPY's investment advisor is State Street Global Advisors.

S&P 500® Index

The SPX measures the performance of the large-cap segment of the U.S. market. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Additional information regarding the SPX may be obtained from the SPX website: https://www.spglobal.com/spdji/en/indices/equity/sp-500/. We are not incorporating by reference the website or any material it includes in this document.

Eligibility Criteria

Stocks must meet the following eligibility factors to be considered eligible for the SPX:

Domicile. The issuer of the security must be a U.S.-domiciled company. The incorporation and/or registration, operational headquarters location and primary stock exchange listing are the principal factors determining country of domicile. Other factors considered include the geographic breakdown of revenue and assets, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant by the Index Committee. All final domicile determinations are subject to review by the Index Committee.

Security Filing Type. The company issuing the security satisfies the Securities Exchange Act's periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to: Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.

Exchange Listing. The security must have a primary listing on one of the following U.S. exchanges: NYSE; Nasdaq Capital Market; NYSE Arca; Cboe BZX; NYSE American; Cboe BYX; Nasdaq Global Select Market; Cboe EDGA; Nasdaq Global Market; and Cboe EDGX. Over-the-counter (OTC) markets including Pink Open Market, do not satisfy this criterion.

Organizational Structure and Share Type. The issuer of the security must be a corporation (including equity and mortgage REITs) and the security must be common stock (i.e., shares). The following organizational structures and share types do not satisfy this criterion: business development companies; preferred stock; limited partnerships; convertible preferred stock; master limited partnerships; unit trusts; limited liability companies; equity warrants; closed-end funds; convertible bonds; exchange-traded funds; investment trusts; exchange-traded notes; rights; royalty trusts; American depositary receipts; and special purpose acquisition companies.

Tracking Stocks. Tracking stocks are not eligible for inclusion.

Multiple Share Classes. Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.

Market Capitalization. In order for a security to be eligible, the issuer of the security must have a total market capitalization of $18 billion or more.

Investable Weight Factor (IWF). A security must have an IWF of at least 0.10 as of the rebalancing effective date. The IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders (i.e., shareholder who purchase shares for control and not investment). Control holders generally include, but are not limited to: officers and directors; private equity, venture capital and special equity firms; asset managers and insurance companies with direct board of director representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement/pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (a 5% threshold is used as detailed information on holders and their relationship to the company is generally not available for holders below that threshold). In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In most cases, an IWF is reported to the nearest one percentage point. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Liquidity. The security must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date and have a float-adjusted liquidity ratio (defined as the annual dollar value traded divided by the float-adjusted market capitalization) greater than or equal to 0.75 at the time of addition to the SPX. Current constituents have no minimum requirement.

Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive, as should the most recent quarter. For equity real estate investment trusts (REITs), financial viability is based on GAAP earnings and/or Funds From Operations (FFO), if reported. For IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, the index sponsor considers the de-SPAC transaction to be an event equivalent to an IPO, and twelve months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the SPX. Spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX).

Index Construction

Index constituents are selected from the S&P Total Market Index, which measures the performance of the broad U.S. market and includes all eligible U.S. common equities. Constituent selection is at the discretion of the Index Committee and is based on the eligibility criteria. The SPX has a fixed constituent count of 500. Sector balance, as measured by a comparison of each Global Industry Classification Standard (GICS®) sector’s weight in the SPX with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the SPX.

The SPX is weighted by float-adjusted market capitalization. Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control holders.

Index Calculation

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is explained further in the section "Index Maintenance" below.

Index Maintenance

Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Committee.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Share counts are updated to the latest publicly available filings on a quarterly basis. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits and mandatory distributions, are implemented when they occur and not subject to a minimum threshold for implementation. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Accelerated Implementation Rule

Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria: (a) at least $150 million and (b) at least 5% of the pre-event total shares. In addition to the materiality threshold, public offerings must be underwritten, have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities and have a publicly available confirmation from an official source that the offering has been completed. For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

Dutch Auctions, Self-tender Offer Buybacks and Split-off Exchange Offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by S&P Dow Jones Indices LLC (the "index sponsor").

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, the index sponsor will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter.

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

Index Governance

In addition to its daily governance of the SPX, at least once within any 12-month period, the Index Committee reviews its methodology to ensure the SPX continues to achieve its stated objectives and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® Russell 2000 ETF

Historical Information

We obtained the closing prices of the iShares® Russell 2000 ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the iShares® Russell 2000 ETF for the period from January 1, 2019 to August 30, 2024. The closing price on August 30, 2024 was $220.08. The historical performance of the iShares® Russell 2000 ETF should not be taken as an indication of the future performance of the iShares® Russell 2000 ETF during the term of the CDs.

iShares® Russell 2000 ETF Daily Closing Prices

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® Russell 2000 ETF (the “IWM”)

The shares of the IWM trade on the NYSE Arca under the symbol “IWM.” The IWM's investment advisor is BlackRock Fund Advisors ("BFA").

The IWM seeks to track the investment results of the RTY before fees and expenses of the IWM. Unlike many investment companies, the IWM does not try to “beat” the RTY and does not seek temporary defensive positions when markets decline or appear overvalued. Instead, BFA uses a representative sampling indexing strategy to manage the IWM. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an underlying index. The IWM generally will invest at least 80% of its assets in the component securities of the RTY and in investments that have economic characteristics that are substantially identical to the component securities of the RTY (i.e., depositary receipts representing securities of the RTY) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the RTY, but which BFA believes will help the IWM track the RTY. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating the percentage of investments included in the RTY.

“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. The CDs are not sponsored, endorsed, sold, or promoted by BFA, or by any of the iShares® Funds. Neither BFA nor the iShares® Funds make any representations or warranties to the owners of the CDs or any member of the public regarding the advisability of investing in the CDs. Neither BFA nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the CDs or in connection with our use of information about the RTY or the IWM.

Russell 2000® Index (the "RTY")

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 96% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the CDs.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades on a standard exchange in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese N share, it will not be considered eligible for inclusion.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the “rank day”, which is the last business day of April. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the rank day, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the rank day, it must have a closing price at or above $1.00 on another eligible U.S. exchange to remain eligible for inclusion.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. If multiple classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, U.S. limited liability companies, closed-end investment companies (companies that are required to report acquired fund fees and expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day, all eligible securities are ranked by their total market capitalization. Reconstitution of the RTY occurs on the fourth Friday in June. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® MSCI EAFE ETF

Historical Information

We obtained the closing prices of the iShares® MSCI EAFE ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the iShares® MSCI EAFE ETF for the period from January 1, 2019 to August 30, 2024. The closing price on August 30, 2024 was $82.98. The historical performance of the iShares® MSCI EAFE ETF should not be taken as an indication of the future performance of the iShares® MSCI EAFE ETF during the term of the CDs.

iShares® MSCI EAFE ETF Daily Closing Prices

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® MSCI EAFE ETF (the “EFA”)

The shares of the EFA trade on the NYSE Arca under the symbol “EFA.” The EFA's investment advisor is BlackRock Fund Advisors.

The Advisor employs a technique known as representative sampling to track the MSCI EAFE Index. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of an applicable underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of an applicable underlying index. The EFA may or may not hold all of the securities in its underlying index.

The EFA generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EFA track its underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in its underlying index.

The MSCI EAFE Index

The MSCI EAFE Index is a free float-adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General – MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	defining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not. Preferred shares that exhibit characteristics of equity securities are analyzed for eligibility by MSCI on a case by case basis. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) is classified in only one country. All securities in the Equity Universe classified into a Developed Market make up the DM Equity Universe, while all securities in the Equity Universe classified into an Emerging Market make up the EM Equity Universe. Additionally, all securities in the Equity Universe classified into a Frontier Market make up the FM Equity Universe.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The global investable equity universe is the aggregation of all market investable equity universes. The Emerging Markets investable equity universe is the aggregation of all the market investable equity universes for emerging markets.

A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:

•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•	The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. If a country does not meet the Foreign Listing Materiality Requirement set forth in the index methodology, then securities in that country may not be represented by a foreign listing in the global investable equity.

The investability screens used to determine the investable equity universe in each market are as follows:

•	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. This minimum full market capitalization is referred to as the Equity Universe Minimum Size Requirement. The Equity Universe Minimum Size Requirement applies to all companies in all markets, Developed and Emerging, and is derived as follows: first, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of free float-adjusted market capitalization of the DM Equity Universe is calculated at each company; second, when the free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, the full market capitalization of the company at that point defines the Equity Universe Minimum Size Requirement. The rank of each company by descending order of full market capitalization within the DM Equity Universe is noted, and will be used in determining the Equity Universe Minimum Size Requirement at the next rebalance.

•	Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading, are used to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an Emerging Market. Emerging Market. Certain securities in the MSCI China Equity Universe are not eligible for inclusion in the market investable equity universe unless they meet additional requirements as described further in the index methodology Only one listing per security may be included in the market investable equity universe and priority rules described in the index methodology will be applied in instances when a security has two or more eligible listings that meet the above liquidity requirements. A stock-price limit of $10,000 has been set, thus securities with stock prices above $10,000 fail the liquidity screening. The stock-price limit applies only for non-constituents of the MSCI Global Investable Markets Indexes and does not apply to constituents of the MSCI Global Investable Market Indexes if the stock price surpasses the $10,000 threshold.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

•	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. MSCI may make exceptions to this general rule in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index's ability to fully and fairly represent the characteristics of the underlying market.

•	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of an index review

•	Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%. The index methodology applies an adjustment to securities within the market investable equity universe that have foreign room less than 25%.

•	Financial Reporting Requirement: this investability screen is applied at the company level.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.

MSCI sets a minimum size cutoff for each size-segment in each market using a size range for all markets derived from a free float-adjusted target market capitalization of the global investable equity universe, together with a target free float-adjusted coverage range set within each individual market investable universe. The intersection of these range specifies a size and coverage target area. This is done for each of the three size-segment indexes, namely the Investable Market Index, the Standard Index, and the Large Cap Indexes.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Calculation Methodology for the MSCI Indices

The performance of each underlying index is a free float weighted average of the U.S. dollar values of its component securities.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)	Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® MSCI Emerging Markets ETF

Historical Information

We obtained the closing prices of the iShares® MSCI Emerging Markets ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the iShares® MSCI Emerging Markets ETF for the period from January 1, 2019 to August 30, 2024. The closing price on August 30, 2024 was $43.37. The historical performance of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of the future performance of the iShares® MSCI Emerging Markets ETF during the term of the CDs.

iShares® MSCI Emerging Markets ETF Daily Closing Prices

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

iShares® MSCI Emerging Markets ETF (the “EEM”)

The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.” The EEM's investment advisor is BlackRock Fund Advisors.

The Advisor employs representative sampling to track the MSCI Emerging Markets Index. The EEM generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EEM track the underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in the underlying index.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index (the "MXEF") is intended to measure equity market performance in the global emerging markets. The MXEF is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index. In February 2019, MSCI announced a three-step process between May 2019 and November 2019 that would increase the number of Chinese A Shares in the MXEF. In January 2021, in response to an executive order from the U.S. government which prohibited investments in certain Chinese securities, MSCI removed 10 Chinese securities from the MSCI Emerging Markets Index, which accounted for less than 1% of the index weight. As of July 31, 2024, Chinese securities represented 24.54% of the MSCI Emerging Markets Index.

The MXEF is sponsored by MSCI (the "MXEF Sponsor"). The MXEF Sponsor determines the composition and relative weightings of the component securities of the MXEF and publishes information regarding the market value of the MXEF. The MXEF is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets ("DM," "EM," and "FM," respectively).

For additional information about the MSCI Indices, please see the section above, "General – MSCI Indices".

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Vanguard® Real Estate ETF

Historical Information

We obtained the closing prices of the Vanguard® Real Estate ETF in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Vanguard® Real Estate ETF for the period from January 1, 2019 to August 30, 2024. The closing price on August 30, 2024 was $95.13. The historical performance of the Vanguard® Real Estate ETF should not be taken as an indication of the future performance of the Vanguard® Real Estate ETF during the term of the CDs.

Vanguard® Real Estate ETF Daily Closing Prices

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

Vanguard® Real Estate ETF Trust (the “VNQ”)

The Vanguard® Real Estate ETF trades on the NYSE Arca under the ticker symbol “VNQ.” The VNQ's investment advisor is The Vanguard Group, Inc.

The VNQ employs an indexing investment approach designed to track the performance of the MSCI US Investable Market Real Estate 25/50 Index (the "Index"), an index that is made up of stocks of large, mid-size, and small U.S. companies within the real estate sector, as classified under the Global Industry Classification Standard (GICS). The GICS real estate sector is composed of equity real estate investment trusts (known as REITs), which include specialized REITs, and real estate management and development companies.

The VNQ seeks to track the Index by investing all, or substantially all, of its assets directly or indirectly through a wholly owned subsidiary (the "underlying fund") and holding each stock in approximately the same proportion as its weighting in the Index. The underlying fund is a registered investment company. The VNQ may invest a portion of its assets in the underlying fund.

The VNQ attempts to hold each stock contained in the Index either directly or indirectly through the underlying fund in roughly the same proportion as represented in the Index itself. For example, if 5% of the Index were made up of the stock of a specific REIT, the VNQ would seek to invest approximately the same percentage of its assets in that stock.

The Index is a float-adjusted market-capitalization-weighted index. It is made up of the stocks of publicly traded equity REITs and other real estate-related investments that meet certain criteria. For example, to be included initially in the Index, a REIT must meet a minimum market capitalization threshold and have enough shares and trading volume to be considered liquid. In line with the Index, the VNQ invests in equity REITs and other real estate-related investments, including but not limited to specialized REITs, and real estate management and development companies.

On a quarterly basis, the Index is rebalanced and its current stocks are tested for continued compliance with the guidelines of the Index. A REIT may be removed from the Index because of a decline in market capitalization, because it becomes illiquid, or because of other changes in its status.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

United States Federal Tax Considerations

The CDs will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of the accompanying disclosure statement called "United States Federal Tax Considerations—U.S. Holders." Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the "comparable yield" (as defined in the accompanying disclosure statement) of the CDs, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the CDs. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the CDs generally will be treated as ordinary income.

We expect the final terms supplement will include the table below, setting forth the amount of original issue discount ("OID") (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the CD) that will be deemed to have accrued with respect to a CD for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based on the comparable yield we will determine for market conditions on or about the pricing date. It will be determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the CDs. The table will be prepared for tax purposes only, and we will make no representations or predictions as to what the actual payments will be.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER CD)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER CD) AS OF END OF ACCRUAL PERIOD
October 2, 2024 through December 31, 2024
January 1, 2025 through December 31, 2025
January 1, 2026 through December 31, 2026
January 1, 2027 through December 31, 2027
January 1, 2028 through December 31, 2028
January 1, 2029 through January 2, 2029

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a CD, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the "IRS").

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders' accruals of interest income and adjustments thereto in respect of the CDs for U.S. federal income tax purposes, and neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the CDs.

If you are a non-U.S. investor, please also read the section of the accompanying disclosure statement called "United States Federal Tax Considerations—Non-U.S. Holders."

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the CDs are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the CDs. However, it is possible that the CDs could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Market Measure or the CDs (for example, upon a Market Measure rebalancing), and following such occurrence the CDs could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of a Market Measure or the CDs should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the CDs and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Market Linked CDs—Upside Participation with Averaging and Deposit Amount Return at Maturity

 Linked to a Basket of Five Exchange Traded Funds due January 2, 2029

You should read the discussion under "United States Federal Tax Considerations" in the accompanying disclosure statement concerning the U.S. federal income tax consequences of an investment in the CDs.

You should also consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the CDs, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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